Exhibit 10.1

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT is entered into as of the latest of the dated signatures below (“Effective Date”) by and among Technology Research Corporation (“TRC”), and Shanghai ELE Manufacturing Corporation (“ELE”).

IN CONSIDERATION OF THE MUTUAL COVENANTS AND PROMISES CONTAINED HEREIN, THE SUFFICIENCY OF WHICH THE PARTIES IRREVOCABLY ACKNOWLEDGE, THE PARTIES AGREE AS FOLLOWS:

ARTICLE 1

DEFINITIONS

The following terms shall have the meaning set forth below when used in this Agreement:

1.1           “’337 Patent”  means U.S. Patent No. 6,292,337 entitled “Electrical System with Arc Protection”, including all foreign counterparts, divisional, continuation, reissued, reexamined, continuation in-part patents and any patents or pending applications claiming priority from them or any of their parent applications.

1.2           “Chinese Patents” means Chinese Patent Nos. ZL200420096315.2, ZL200520118736.5 and ZL200520118737.X, including all foreign counterparts, divisional, continuation, reissued, reexamined, continuation in-part patents and any patents or pending applications claiming priority from them or any of their parent applications.

1.3     “Sold” means  ELE has shipped its products and invoiced its customer for such products.

1.4           “Agreement” means this Settlement Agreement.

1.5           “Party” or “Parties” means any party to this Agreement.

1.6           “Stipulation of Dismissal With Prejudice” means the Stipulation of Dismissal with Prejudice document attached as Appendix A.

ARTICLE 2

BACKGROUND

2.1           TRC is the owner of the entire right, title and interest in and to the ’337 Patent.  ELE is the owner of the entire right, title and interest in and to the Chinese Patents.

2.2           ELE filed suit against TRC in the U.S. District Court for the Central District of California, No. 2:07-cv-1102-RGK-VBK.  The suit was transferred to the U.S. District Court for the Middle District of Florida, No. 8:07-cv-1007-JDW-MSS (“the Action”).  In the Action, ELE sought declaratory judgment of non-infringement of the ’337 patent and invalidity of the ’337 patent.  TRC asserted affirmative defenses and counterclaims, alleging, among other things, that ELE infringes the ’337 Patent and that the ’337 patent is valid and enforceable.

2.3           The parties to this Agreement now desire to settle the Action, and to settle and resolve all issues which they may have against each other arising out of or in connection with the ’337 patent and the Chinese Patents.

ARTICLE 3

PAYMENTS AND ROYALTIES

3.1           ELE shall pay TRC [request for confidential treatment] in full settlement regarding all products made, used, sold, imported or offered for sale by ELE prior to July 1, 2008 (“Past Products”).  This amount is to be offset by the [request for confidential treatment] owed to ELE by TRC pursuant to Section 3.2 of this agreement.  The remaining [request for confidential treatment] shall be payable within thirty days of the dismissal of the Action.

3.2           TRC shall pay ELE [request for confidential treatment] in full settlement regarding all products made, used, sold, imported or offered for sale by TRC prior to July 1, 2008 and in partial consideration for the license granted to it by ELE pursuant to Section 4.3 of this Agreement.  This amount shall be credited as an offset to the amount owed to TRC pursuant to Section 3.1 of this agreement and shall be credited upon execution of the Agreement.

3.3           For so long as the ’337 Patent is valid and enforceable, the royalty for the license granted to ELE under this Agreement on any of ELE’s Leakage Current Detector Interrupter Products other than Past Products (“ELE LCDI Products”) Sold is [request for confidential treatment] on ELE LCDI Products having a voltage rating of 125 volts or less, and is [request for confidential treatment] on all other ELE LCDI Products.

3.4           Royalty payments will be paid quarterly, will be due for the previous quarter on the 15th of the month following the end of that quarter, and will be accompanied by a statement of the number of ELE LCDI Products (by voltage rating when appropriate) Sold during that quarter.

3.5           ELE guarantees a minimum royalty payment of [request for confidential treatment] for Fiscal year 2009 (7/08-6/09) and [request for confidential treatment] for Fiscal year 2010 (7/09-6/10), payable at [request for confidential treatment] per quarter.  If in any quarter, the amount of actual royalties paid exceeds [request for confidential treatment], the amount in excess of [request for confidential treatment] will be carried over and credited toward the next quarters’ minimum royalty payment within the same Fiscal year.

3.6           The payments required to be made pursuant to section 3.1 of this Agreement shall be made in United States dollars by wire transfer of immediately available funds as follows:

Technology Research Corporation
5250 140th Avenue North
Clearwater, FL 33760-3728

Bank Name:                                                      Wachovia Bank
City/State:                                           Winston-Salem, NC
Account No.:	[request for confidential treatment]
ABA No.:	[request for confidential treatment]
Swift Code:	[request for confidential treatment]
Account Name:

3.7           ELE agrees to keep records showing the sales or other disposition of ELE LCDI Products sold or otherwise disposed of under the license herein granted in sufficient detail to enable the royalties payable by ELE to be determined.  Upon notice from TRC as described herein, which may be given no more than once every twelve (12) months, ELE shall provide access to those Auditors (defined below) whom TRC may request in writing as needing access to the ELE’s statements, for the purpose of performing an audit of ELE’s compliance with the terms and conditions set forth in the Agreement. ELE shall provide such Auditors with reasonable assistance as they may require, at TRC’s sole cost and expense.  If any audit by an Auditor results in ELE being notified that it is not in compliance with provisions under this Agreement, ELE shall take actions to comply with the recommendations contained in such notification.  All audits will be paid for exclusively by TRC, shall require reasonable advanced written notice to ELE (but in no event less than thirty (30) business days), and will be conducted in a manner so as not to disrupt ELE’s business.  All information accessed by Auditors as part of an audit shall be deemed the Confidential Information of ELE and treated in accordance with the provisions contained in Section(s) 3, 5 and 6 of the Stipulated Protective Order filed in connection with the Action on or about August 27, 2007 and approved by the Court on or about August 29, 2007.  In the event an audit concludes that ELE’s payments are not in full compliance with this Agreement, then TRC's sole remedy shall be to require ELE to pay such additional amounts as necessary to bring ELE into compliance, including accrued interest at the rate of 1.5% per month or the maximum lesser rate allowed by applicable law.  For purposes of this Section 3.7, "Auditor" shall mean those independent third party individuals unaffiliated with TRC and engaged at TRC's sole cost and expense to audit ELE's compliance with the terms and conditions set forth in this Agreement, and who: (a) are reasonably acceptable to ELE as indicated by ELE in writing; and (b) have signed confidentiality agreements with terms at least as strict as those contained herein and in the above-referenced Stipulated Protective Order.

ARTICLE 4

LICENSE AGREEMENT

4.1           Conditioned upon ELE complying with the payment obligations specified in section 3.1 of this Settlement Agreement, TRC hereby grants to ELE, its subsidiaries, and its existing contract manufacturers, a perpetual, worldwide, non-transferable (except as set forth in Section 10.1), non-exclusive license, limited to the room air conditioner (RAC) market, to make, have made, use, offer-to-sell, sell, export, and import, or otherwise dispose of products and services, the making, having made, use, offering to sell, selling, exporting or importing of which would in the absence of this license infringe any valid and enforceable claim of the ’337 Patent.  This license shall apply to ELE’s customers, manufacturers, partners, distributors, re-sellers, vendors, and their respective end users, but only with respect to products and services made by,  provided by, or purchased from ELE.  This license shall not be interpreted or construed as granting ELE any right to sub-license any third party or Non-Subsidiary rights to use any invention claimed in the ’337 Patent, except as such invention is or was embodied in materials, equipment, or products provided directly by ELE.  “Non-subsidiary” shall mean any corporation of which ELE does not own or control more than 50% of the U.S. or foreign corporation, company or other legal entity.  Further, this license shall not be interpreted or construed to include any products or services of any third party that acquires ELE or any of ELE’s subsidiaries or affiliates, where such products or services (i) were in existence at the time of the acquisition or (ii) are new products or services developed by said third party subsequent to said acquisition.

4.2           The term of the license granted to ELE shall be for the life of the ’337 Patent.

4.3           Conditioned upon TRC complying with the payment obligations specified in section 3.2 of this Settlement Agreement, ELE hereby grants to TRC, its subsidiaries, and its existing contract manufacturers, a perpetual, worldwide, non-transferable (except as set forth in Section 10.1), non-exclusive license, limited to the room air conditioner (RAC) market, to make, have made, use, offer-to-sell, sell, export, and import, or otherwise dispose of products and services, the making, having made, use, offering to sell, selling, exporting or importing of which would in the absence of this license infringe any valid and enforceable claim of the Chinese patents.  This license shall apply to TRC’s customers, manufacturers, partners, distributors, re-sellers, vendors, and their respective end users, but only with respect to products and services made by, made for, provided by, or purchased from TRC.  This license shall not be interpreted or construed as granting TRC any right to sub-license any third party or Non-Subsidiary rights to use any invention claimed in the Chinese patents, except as such invention is or was embodied in materials, equipment, or products provided directly or indirectly by TRC.  “Non-subsidiary” shall mean any corporation of which TRC does not own or control more than 50% of the U.S. or foreign corporation, company or other legal entity.  Further, this license shall not be interpreted or construed to include any products or services of any third party that acquires TRC or any of TRC’s subsidiaries or affiliates, where such products or services (i) were in existence at the time of the acquisition or (ii) are new products or services developed by said third party subsequent to said acquisition.

4.4           The term of the license granted to TRC shall be for the life of the last to expire Chinese Patents.

4.5           Other than this license and the release of Article 6, no license, right, or immunity is granted by TRC or by ELE to each other or any third party, either expressly or by implication, or by estoppel, or otherwise, to any patents, inventions, or other property right.

ARTICLE 5

DISMISSAL OF THE ACTION

5.1           Within five business days after the complete execution and delivery of this Agreement, TRC and ELE shall cause their respective counsel to endorse and file the Stipulation of Dismissal With Prejudice attached as Appendix A to cause all of their claims and counterclaims in the Action with respect to each other to be dismissed with prejudice.  The Stipulation may be amended to the extent necessary to comply with court rules.

ARTICLE 6

MUTUAL RELEASES

6.1           TRC hereby releases and forever discharges ELE, and all of its respective directors, officers, stockholders, members, affiliate companies, subsidiaries, acquired companies, acquirers, parent companies, employees, attorneys, and agents (collectively, “ELE Entities”), and their permitted successors and assigns, from any and all claims, demands, obligations, losses, causes of action, damages, penalties, costs, expenses, attorney fees, liabilities, compensation, and indemnities of any nature, whether based on contract, tort, statute or other legal or equitable theory of recovery, whether known or unknown, which as of the Effective Date of this Agreement TRC, and its respective affiliate and parent companies, had or claims to have had against ELE, including but not limited to any arising out of or in connection with claims that were made or that could have been made in any form with respect to the ’337 or Chinese patents or other patents, and except for any breach of this Agreement.  This release shall apply to ELE’s customers, manufacturers, partners, distributors, re-sellers, vendors, and their respective end users, but only with respect to products and services made by, provided by, purchased from, or licensed from ELE Entities.

6.2           ELE hereby releases and forever discharges TRC, and all of its respective directors, officers, stockholders, members, affiliate companies, subsidiaries, acquired companies, acquirers, parent companies, employees, attorneys, and agents (collectively, “TRC Entities”), and their permitted successors and assigns, from any and all claims, demands, obligations, losses, causes of action, damages, penalties, costs, expenses, attorney fees, liabilities, compensation, and indemnities of any nature, whether based on contract, tort, statute or other legal or equitable theory of recovery, whether known or unknown, which as of the Effective Date of this Agreement ELE, and its respective affiliate and parent companies, had or claims to have had against TRC, including but not limited to any arising out of or in connection with claims that were made or that could have been made in any form with respect to the ’337 or Chinese patents or other patents, and except for any breach of this Agreement.  This release shall apply to TRC's customers, manufacturers, partners, distributors, re-sellers, vendors, and their respective end-users, but only with respect to products and services made by, provided by, purchased from, or licensed from TRC Entities.

6.3           As long as this Agreement relating to the ‘337 Patent and Chinese Patents remains in effect, TRC covenants that it will not enforce any other patent against the ELE Entities on any ELE LCDI Products having the same design as ELE LCDI Products sold within the United States prior to June 30, 2008.

6.4           As long as this Agreement relating to the ‘337 Patent and Chinese Patents remains in effect, ELE covenants that it will not enforce any other patent against the TRC Entities on any TRC LCDI Products having the same design as TRC LCDI Products sold within the United States prior to June 30, 2008.

6.5           The mutual releases granted above are not to be construed as releasing the parties from any obligations arising and unfulfilled under this agreement.

ARTICLE 7

FEES AND COSTS

7.1           The Parties shall pay all of their own fees and expenses, including court costs, legal fees and expert fees, incurred in the prosecution or defense of the Action, and in the preparation of this Agreement.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1           Each Party represents and warrants that it has the right to enter into this Agreement.

8.2           The Parties' representatives, by their signatures below, represent and warrant that they are duly authorized to execute and deliver this Agreement on behalf of the respective Party.

8.3           TRC hereby represents, covenants, and warrants that it will not assert against ELE Entities or their permitted successors and assigns, or any of ELE’s customers, manufacturers, partners, distributors, re-sellers, vendors, or any other permitted user of ELE LCDI Products (whether such permission is granted directly by ELE or another licensee of ELE) (collectively together with ELE Entities, “ELE Users”) any claim of infringement based upon the ’337 Patent arising out of or in connection with the use, sale, or distribution of the ELE LCDI Products.

8.4           ELE hereby represents, covenants, and warrants that it will not assert against TRC Entities or their permitted successors and assigns, or any of TRC’s customers, manufacturers, partners, distributors, re-sellers, vendors, or any other permitted user of TRC LCDI Products (whether such permission is granted directly by TRC or another licensee of TRC) (collectively together with TRC Entities, “TRC Users”) any claim of infringement based upon the Chinese patents arising out of or in connection with the use, sale, or distribution of the TRC LCDI Products.

8.5           For as long as ELE continues to be a competitor in the LCDI market, TRC will not license the ’337 Patent to any third party manufacturer in China (other than to a contract manufacturer for TRC), except to the extent that such a license is necessary to resolve litigation.  In the event that a license of the ‘337 Patent is necessary to resolve litigation, the license will be at royalty rates no lower than those paid by ELE pursuant to Section 3.3 and 3.5 of this Agreement unless agreed to in writing by ELE,  as part of a settlement agreement, or by order of a court of competent jurisdiction (a “Lower Rate Mandate”).  In the event of a Lower Rate Mandate, at ELE’s sole discretion, Section 3.3 and 3.5 of this Agreement may be deemed amended to permit ELE to pay at the rate established by the Lower Rate Mandate effective on the same date the Lower Rate Mandate becomes effective.

ARTICLE 9

CONFIDENTIALITY

9.1           The Parties shall keep the terms of this Agreement confidential and shall not now or hereafter divulge these terms to any third party except:

9.1.1     with the prior written consent of the other Party; or

9.1.2     to any governmental body having jurisdiction to call for such terms; or

9.1.3     as otherwise may be required by law or legal process, including to legal and financial advisors in their capacity of advising a Party in such matters; or

9.1.4     during the course of litigation so long as the disclosure of such terms and conditions are restricted in the same manner as is the confidential information of other litigating parties and so long as (a) the restrictions are embodied in a court-entered Protective Order and (b) the disclosing Party informs the other Party in writing at least ten (10) days in advance of the disclosure; or

9.1.5     in confidence to legal counsel, accountants, banks, financing sources and their advisors solely in connection with complying with financial transactions or legal reporting requirements; or

9.1.6     any disclosure required by any applicable securities regulations, including any disclosure required by TRC in public SEC filings, but only to the extent that the disclosing party, determines in its sole discretion, that such disclosure is required by applicable securities laws and regulations.

9.2           The parties hereto mutually agree and acknowledge that any unauthorized disclosure of  any cash payments made under this Agreement, any minimum royalty payments and royalty rates payable under the cross-licensing arrangements set forth in the Agreement could result in competitive harm to the patent rights and intellectual property rights of TRC and ELE.

9.3           Notwithstanding the above, the Parties are free to disclose to any customer or other member of the public at any time the terms of this Agreement and the settlement of the Action to the extent provided, or in the form provided, in Appendix B to this Agreement.

ARTICLE 10

GENERAL PROVISIONS

10.1          Assignment.  This Agreement and any rights, licenses or privileges under this Agreement including, but not limited to, the license and release or any rights under them, shall be freely assignable to (i) any parent, or subsidiary of a Party or (ii) an acquiror of a Party or of any portion of a Party’s business to which this Agreement applies (whether by way of an asset or stock transaction).  TRC and ELE represent that they are not currently engaged in any active negotiations in connection with their acquisition by any third party.

10.2          Waiver.  The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or any subsequent breach of the same or a different kind.

10.3          Amendments.  Any changes to this Agreement must be in writing specifically stating an intention to modify this Agreement signed by the Party or Parties to be bound.

10.4          Survival of Representations, Covenant and Warranties.  The representations, covenants and warranties contained in this Agreement shall survive the execution and delivery of this Agreement.

10.5          Relationship of Parties.  Nothing in this Agreement shall create or be deemed to create any relationship of agency, partnership, or joint venture between TRC, on the one hand, and ELE, on the other.

10.6          No Third Party Beneficiaries.  Except with respect to the ELE and TRC Users, this Agreement is made and entered into for the sole protection and benefit of the Parties, and no other person or entity shall be a direct or indirect beneficiary of or shall have any direct or indirect cause of action or claim in connection with this Agreement.

10.7          Notices.  Any notice or other communication required or permitted under this Agreement shall be given in writing and shall be conclusively deemed to have been duly given on the date delivered if delivered personally, or five (5) days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed as follows:

10.7.1       Notices to TRC shall be addressed to:

William C. Bergmann, Esq.
Baker & Hostetler LLP
Washington Square, Suite 1100
Washington, D.C.  20036-5304

10.7.2       Notices to ELE shall be addressed to:

Tony D. Chen, Esq.
Bingham McCutchen LLP
The Water Garden
1620 26th Street, Fourth Floor, North Tower
Santa Monica, CA 90404-4060

10.8          Headings.  All headings in this Agreement are used for convenience only and shall not affect the interpretation of this Agreement.

10.9          Applicable Law; Choice of Forum; Jurisdiction.  This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to its conflict of laws provisions.  It is further agreed that all disputes and matters whatsoever arising under, in connection with or incident to this Agreement shall be litigated, if at all, in and before a United States District Court, to the exclusion of the Courts of any state, locality or country.  The Parties irrevocably consent to personal jurisdiction in such District Courts for such purposes.

10.10        No Strict Construction.  Each Party and counsel for each Party have reviewed this Agreement, and, accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

10.11        Entire Agreement.  This Agreement contains the entire understanding among TRC, on the one hand, and ELE, on the other, superseding all prior or contemporaneous communications, negotiations, discussions, agreements, and understandings among the Parties with respect to the subject matter of this Agreement.

10.12        Counterparts.  This Agreement may be executed in any number of counterparts, including those transmitted to and among the Parties via facsimile, with the same effect as if the signatures on each counterpart were upon a single instrument.  All counterparts, taken together, shall constitute this Agreement.

10.13        Partial Invalidity.  If any of the provisions herein shall be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without the term or provision so that this Agreement will remain binding on the Parties.

10.14        Non-Disparagement.  Each Party will instruct its executive officers and board members not to disparage any other Party with respect to the matters at issue in the Action.  This clause is not intended to, and does not prevent, either party from making general statements of the superiority of its products.

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CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.  OMITTED TEXT IS INDICATED BY “[request for confidential treatment]”.
_______________________________________________

IN WITNESS WHEREOF, intending to be legally bound, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the dates set forth below.

On this _____ day of July, 2008	__________________________________________

Long Zhang Chief Executive Officer
Shanghai ELE Manufacturing Corporation

On this _____ day of July, 2008	__________________________________________
Owen Farren
President and Chief Executive Officer
Technology Research Corporation